EXHIBIT 99.1

Camco Financial Announces Revised Earnings for Fourth Quarter and Full Year 2008

CAMBRIDGE, Ohio, March 9, 2009 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the financial services holding company for Advantage Bank, today announces revised earnings for its fourth quarter and full year 2008. After the Company's earnings release on February 6, 2009, Camco continued to analyze its mortgage servicing rights, real estate owned and allowance for loan loss balances, and determined it prudent to record the following adjustments for the fourth quarter which amounted to additional expense of $2.25 million after tax:

 * Mortgage Servicing Rights were written down $2.5MM based on additional industry-wide analysis that indicated more conservative prepayment speed assumptions and lower initial valuations for cash flows generated from the servicing of loans.

 * Real Estate Owned balances were written down an additional $650M to more accurately align book values with fair market value.

 * Allowance for Loan Losses were increased an additional $206M to account for the increase in the historical loss rate due to late year charge offs.

Revised net loss for the fourth quarter and year end were $15.8MM, $2.20 per share and $15.3MM, $2.14 per share respectively, from $13.5MM, $1.89 per share and $13.1MM, $1.83 per share respectively, that was previously reported for those periods. Senior Vice President and Chief Financial Officer James E. Brooks commented, "Now that more information has been received for 2008, the deterioration of the economy and housing values during the latter part of 2008 increased at a more rapid rate than contained in our previous analysis. Our actions reflect what we believe to be the prudent decisions in these times."

About Camco Financial Corporation:

Camco Financial Corporation, Holding Company of Advantage Bank, is a multi-state financial services Holding Company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia. Additional information about Camco Financial Corporation may be found on the Company's web sites: http://www.camcofinancial.com and http://www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2020